Exhibit 10.42

                             MASTER LEASE AGREEMENT
                                     (QUASI)
                     dated as of June 25, 2004 ("AGREEMENT")

THIS AGREEMENT is between GENERAL ELECTRIC CAPITAL CORPORATION (together with its successors and assigns, if any, "LESSOR") and PHOTOMEDEX, INC. ("LESSEE"). Lessor has an office at 83 Wooster Heights Road, Danbury, CT 06810. Lessee is a corporation organized and existing under the laws of state of Delaware. Lessee's mailing address and chief place of business is 147 Keystone Drive, Montgomeryville, PA 18936. This Agreement contains the general terms that apply to the leasing of Equipment from Lessor to Lessee. Additional terms that apply to the Equipment (term, rent, options, etc.) shall be contained on a schedule ("SCHEDULE").


1. LEASING:

         (a) Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the equipment and other property ("EQUIPMENT") described in any Schedule signed by both parties. The terms of this Agreement and the additional terms in Schedules shall be consistent with the term sheet attached hereto as Exhibit A.

         (b) Lessor shall purchase Equipment from the Lessee and lease it to Lessee if on or before the Last Delivery Date (specified in the Schedule) Lessor receives (i) a Schedule for the Equipment, (ii) evidence of insurance which complies with the requirements of Section 8, and (iii) such other documents as Lessor may reasonably request. Each of the documents required above must be in form and substance satisfactory to Lessor. Once the Schedule is signed, the Lessee may not cancel the Schedule. Lessor shall not purchase used equipment where a receivable is in excess of ninety (90) days.

         (c) Except as permitted under Section 1(d) of this Agreement or until the declaration of any default, Lessee shall remain in possession of the Equipment; except that Lessor shall have the right to possess (i) any chattel paper or instrument that constitutes a part of the Equipment, and (ii) any other Equipment in which Lessor's security interest may be perfected only by possession. Lessor may inspect any of the Equipment during normal business hours after giving Lessee reasonable prior notice. If Lessor asks, Lessee will promptly notify Lessor in writing of the location of any Equipment.

         (d) Notwithstanding the terms of this Section 1 or any other provision of this Agreement, Lessee may sublease or rent certain equipment included in the Equipment for the purpose of generating revenue, to dermatologists and other qualified users ("Users"), duly approved by Lessee for credit purposes and upon signing of a standard rental usage contract or surgical services agreement. Such equipment will be located at Users' premises or at Lessee's branch offices.

         (e) Except as permitted under Section 1(d) of this Agreement, Lessor does not authorize and Lessee agrees it shall not (i) part with possession of any of the Equipment (except to Lessor or for maintenance and repair), (ii) remove any of the Equipment from the continental United States, or (iii) grant a security interest in or otherwise transfer or encumber any of the Equipment.

         (f) Lessee agrees and acknowledges that Users and any other third person who may at any time possess all or any portion of the Equipment shall be deemed to hold, and shall hold, the Equipment as the agent of, and as pledge holder for, Lessor. Lessor may at any time give notice to any third person described in the preceding sentence that such third person is holding the Equipment as the agent of, and as pledge holder for, the Lessor.

         (g) Lessee shall pay Lessor for the costs of all audits in an amount equal to $750 per person per day.

2. TERM, RENT AND PAYMENT:

         (a) The rent payable for the Equipment and Lessee's right to use the Equipment shall begin on the earlier of (i) the date when the Lessee signs the Schedule and accepts the Equipment ("LEASE COMMENCEMENT DATE"). The term of this Agreement shall be the period specified in the applicable Schedule. The word "term" shall include all basic and any renewal terms.

         (b) Lessee shall pay rent to Lessor at its address stated above, except as otherwise directed by Lessor. Rent payments shall be in the amount set forth in, and due as stated in the applicable Schedule. Lessee shall pay to Lessor as Advance Rent an amount equal to 7.75% of the draw under the line of credit that is made in consideration of the applicable Schedule, less the applied prorata portion of Lessee's good faith deposit. If any Advance Rent (as stated in the Schedule) is payable, it shall be due when the Lessee signs the Schedule. Advance Rent shall be applied to the first rent payment and the balance, if any, to the final rent payment(s) under such Schedule. In no event shall any Advance Rent or any other rent payments be refunded to Lessee. If rent is not paid within ten (10) days of its due date, Lessee agrees to pay a late charge of five cents ($.05) per dollar on, and in addition to, the amount of such rent but not exceeding the lawful maximum, if any.

3. TAXES:

         (a) If permitted by law, Lessee shall report and pay promptly all taxes, fees and assessments due, imposed, assessed or levied against any Equipment (or purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any rents or receipts hereunder), any Schedule, Lessor or Lessee by any governmental entity or taxing authority during or related to the term of this Agreement, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (collectively "TAXES"). Lessee shall have no liability for Taxes imposed by the United States of America or any State or political subdivision thereof which are on or measured by the net income of Lessor. Lessee shall promptly reimburse Lessor (on an after tax basis) for any Taxes charged to or assessed against Lessor. Lessee shall send Lessor a copy of each report or return and evidence of Lessee's payment of Taxes upon request.

         (b) Lessee's obligations, and Lessor's rights and privileges, contained in this Section 3 shall survive the expiration or other termination of this Agreement.

4. REPORTS:

         (a) If any tax or other lien shall attach to any Equipment, Lessee will notify Lessor in writing, within ten (10) days after Lessee becomes aware of the tax or lien. The notice shall include the full particulars of the tax or lien and the location of such Equipment on the date of the notice.

         (b) Lessee will deliver to Lessor financial statements as follows. If Lessee is a privately held company, then Lessee agrees to provide monthly financial statements, certified by Lessee's president or chief financial officer including a balance sheet, statement of operations and cash flow statement within 30 days of each month end and its complete audited annual financial statements, certified by a recognized firm of certified public accountants, within 120 days of fiscal year end or at such time as Lessee's Board of Directors receives the audit. If Lessee is a publicly held company, then Lessee agrees to provide quarterly unaudited statements and annual audited statements, certified by a recognized firm of certified public accountants, within 10 days after the statements are provided to the Securities and Exchange Commission ("SEC"). All such statements are to be prepared using generally accepted accounting principles ("GAAP") and, if Lessee is a publicly held company, are to be in compliance with SEC requirements

         (c) In addition to the reports stated in Section 4(b) of this Agreement, Lessee will deliver to Lessor, the following reports and certificates:

                  o Monthly aging of receivable balances in which Lessor has an interest, by usage or services contracts, within 15 days of month end.

                  o Monthly report on location of XTRAC and surgical laser systems in which Lessor has an interest within 15 days of month end.

                  o Monthly listing of cancelled contracts in which Lessor has an interest, by name, location and reason within 15 days of month end.

         The above stated reports will be certified on a monthly basis by Lessee's Chief Financial Officer.

                  i. Lessee will deliver to Lessor with each Schedule, the original contract or a certified copy of each User's contract and copies of insurance certificates as described in Section 8(c) of this Agreement.

                  ii. If any Equipment is lost or damaged (where the estimated repair costs would exceed the greater of ten percent (10%) of the original Equipment cost or ten thousand and 00/100 dollars ($10,000)), or is otherwise involved in an accident causing personal injury or property damage, Lessee will promptly and fully report the event to Lessor in writing.

                  iii. Lessee will furnish a certificate of an authorized officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, there exists no default or event which with notice or lapse of time (or both) would become such a default within thirty (30) days after any request by Lessor.

                  iv. Lessee will promptly notify Lessor of any change in Lessee's state of incorporation or organization.

5. DELIVERY, USE AND OPERATION:

         (a) All Equipment shall be shipped directly from the Lessee to the User of Equipment.

         (b) Except as permitted under Section 1(d) of this Agreement, Lessee agrees that the Equipment will be used by Lessee solely in the conduct of its business and in a manner complying with all applicable laws, regulations and insurance policies, and Lessee shall not discontinue use of the Equipment

         (c) Except as permitted under Section 1(d) of this Agreement, Lessee will not move any equipment from the location specified on the Schedule, without the prior written consent of Lessor.

         (d) Lessee will keep the Equipment free and clear of all liens and encumbrances other than those which result from acts of Lessor.

         (e) Lessor shall not disturb Lessee's quiet enjoyment of the Equipment during the term of the Agreement unless a default has occurred and is continuing under this Agreement.

6. MAINTENANCE:

         (a) Lessee will, at its sole expense, maintain each unit of Equipment in good operating order and repair, normal wear and tear excepted. The Lessee shall also maintain the Equipment in accordance with manufacturers' recommendations. Lessee shall make all alterations or modifications required to comply with any applicable law, rule or regulation during the term of this Agreement. If Lessor requests, Lessee shall affix plates, tags or other identifying labels showing ownership thereof by Lessee and Lessor's security interest therein. The tags or labels shall be placed in a prominent position on each unit of Equipment.

         (b) Lessee will not attach or install anything on the Equipment that will impair the originally intended function or use of such Equipment without the prior written consent of Lessor. All additions, parts, supplies, accessories, and equipment ("ADDITIONs") furnished or attached to any Equipment that are not readily removable shall become subject to the lien of Lessor. All Additions shall be made only in compliance with applicable law. Lessee will not attach or install any Equipment to or in any other personal or real property without the prior written consent of Lessor.

7. STIPULATED LOSS VALUE: If for any reason any unit of Equipment becomes worn out, lost, stolen, destroyed, irreparably damaged or unusable ("CASUALTY OCCURRENCES") Lessee shall promptly and fully notify Lessor in writing. Lessee shall pay Lessor the sum of (i) the Stipulated Loss Value (see Schedule) of the affected unit determined as of the rent payment date prior to the Casualty Occurrence; and (ii) all rent and other amounts which are then due under this Agreement on the Payment Date (defined below) for the affected unit. The Payment Date shall be the next rent payment date after the Casualty Occurrence. Upon payment of all sums due hereunder, the term of this lease as to such unit shall terminate.

8. INSURANCE:

         (a) Lessee shall bear the entire risk of any loss, theft, damage to, or destruction of, any unit of Equipment from any cause whatsoever from the time the Equipment is shipped to Lessee.

         (b) Lessee agrees, at its own expense, to keep all Equipment insured for such amounts and against such hazards as Lessor may reasonably require. All such policies shall be with companies, and on terms, reasonably satisfactory to Lessor. The insurance shall include coverage for damage to or loss of the Equipment, liability for personal injuries, death or property damage. Lessor shall be named as additional insured with a loss payable clause in favor of Lessor, as its interest may appear, irrespective of any breach of warranty or other act or omission of Lessee. The insurance shall provide for liability coverage in an amount equal to at least ONE MILLION U.S. DOLLARS ($1,000,000.00) total liability per occurrence, unless otherwise stated in any Schedule. The casualty/property damage coverage shall be in an amount equal to the higher of the Stipulated Loss Value or the full replacement cost of the Equipment. No insurance shall be subject to any co-insurance clause. The insurance policies shall provide that the insurance may not be altered or canceled by the insurer until after thirty (30) days written notice to Lessor. Lessee agrees to deliver to Lessor evidence of insurance reasonably satisfactory to Lessor.

         (c) Lessee shall use reasonable commercial efforts that each User of the Equipment shall maintain at all times One Million and 00/100 U.S. Dollars ($1,000,000) in liability coverage in which Lessee is named additional insured and at least One Hundred Thousand and 00/100 U.S. Dollars ($100,000) in casualty/property damage coverage with Lessee listed as additional insured.

         (d) Lessee hereby appoints Lessor as Lessee's attorney-in-fact to make proof of loss and claim for insurance, and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Lessor shall not act as Lessees attorney-in-fact unless Lessee is in default. Lessee shall pay any reasonable expenses of Lessor in adjusting or collecting insurance. Lessee will not make adjustments with insurers except with respect to claims for damage to any unit of Equipment where the repair costs are less than the lesser of ten percent (10%) of the original Equipment cost or ten thousand and 00/100 dollars ($10,000). Lessor may, at its option, apply proceeds of insurance, in whole or in part, to
                  (i) repair or replace Equipment or any portion thereof, or
                  (ii) satisfy any obligation of Lessee to Lessor under this Agreement.

9. RETURN OF EQUIPMENT:

         (a) At the expiration or termination of this Agreement or any Schedule, Lessee shall perform any testing and repairs required to place the units of Equipment in the same condition and appearance as when received by Lessee (reasonable wear and tear excepted) and in good working order for the original intended purpose of the Equipment. If required the units of Equipment shall be deinstalled, disassembled and crated by an authorized manufacturer's representative or such other service person as is reasonably satisfactory to Lessor. Lessee shall remove installed markings that are not necessary for the operation, maintenance or repair of the Equipment. All Equipment will be cleaned, cosmetically acceptable, and in such condition as to be immediately installed into use in a similar environment for which the Equipment was originally intended to be used. All waste material and fluid must be removed from the Equipment and disposed of in accordance with then current waste disposal laws. Lessee shall return the units of Equipment to a location within the continental United States as Lessor shall direct. Lessee shall obtain and pay for a policy of transit insurance for the redelivery period in an amount equal to the replacement value of the Equipment. The transit insurance must name Lessor as the loss payee. The Lessee shall pay for all costs to comply with this section

         (b)      Until Lessee has fully complied with the requirements of
                  Section 9(a) above, Lessee's rent payment obligation and all other obligations under this Agreement shall continue from month to month notwithstanding any expiration or termination of the lease term. Lessor may terminate the Lessee's right to use the Equipment upon ten (10) day's notice to Lessee.

         (c) Lessee shall provide to Lessor a detailed inventory of all components of the Equipment including model and serial numbers. Lessee shall also provide an up-to-date copy of all other documentation pertaining to the Equipment. All service manuals, blue prints, process flow diagrams, operating manuals, inventory and maintenance records shall be given to Lessor at least ninety (90) days and not more than one hundred twenty (120) days prior to lease termination.

         (d) Lessee shall make the Equipment available for on-site operational inspections by potential purchasers at least one hundred twenty (120) days prior to and continuing up to lease termination. Lessor shall provide Lessee with reasonable notice prior to any inspection. Lessee shall provide personnel, power and other requirements necessary to demonstrate electrical, hydraulic and mechanical systems for each item of Equipment.

10. DEFAULT AND REMEDIES:

         (a)      Lessor may in writing declare this Agreement in default if:
                  (i) Lessee breaches its obligation to pay rent or any other sum when due and fails to cure the breach within ten (10) days; (ii) Lessee breaches any of its insurance obligations under Section 9; (iii) Lessee breaches any of its other obligations and fails to cure that breach within thirty (30) days after written notice from Lessor; (iv) any representation or warranty made by Lessee in connection with this Agreement shall be false or misleading in any material respect; (v) Lessee or any guarantor or other obligor for the Lessee's obligations hereunder ("GUARANTOR") becomes insolvent or ceases to do business as a going concern; (vi) any Equipment is illegally used; (vii) if Lessee or any Guarantor is a natural person, any death or incompetency of Lessee or such Guarantor; (viii) a petition is filed by or against Lessee or any Guarantor under any bankruptcy or insolvency laws and in the event of an involuntary petition, the petition is not dismissed within forty-five (45) days of the filing date; (ix) Lessee defaults under any other material obligation for (A) borrowed money, (B) the deferred purchase price of property, or (C) payments due under lease agreements and the same are not cured within the applicable cure periods; (x) there is any dissolution, termination of existence, merger, consolidation or change in controlling ownership of Lessee or any Guarantor; or (xi) there is a material adverse change in the Lessee's financial condition as determined solely by the Lessor; or
                  (xii) Lessee cancels or changes the terms of the lockbox agreement with Wachovia Bank, N.A. or AmSouth Bank or moves the lockbox account without Lessor's prior written consent, which consent will not be unreasonably withheld. The default declaration shall apply to all Schedules unless specifically excepted by Lessor.

         (b) After a default, at the request of Lessor, Lessee shall (a) assign to Lessor such licenses, certificates and authorizations necessary for the operation of the Equipment by third party Users and (b) comply with the provisions of
                  Section 9(a). Lessee hereby authorizes Lessor to peacefully enter any premises where any Equipment may be and take possession of the Equipment. Lessee shall immediately pay to Lessor without further demand as liquidated damages for loss of a bargain and not as a penalty, the Stipulated Loss Value of the Equipment (calculated as of the rent payment date prior to the declaration of default), and all rents and other sums then due under this Agreement and all Schedules. Lessor may terminate this Agreement as to any or all of the Equipment. A termination shall occur only upon written notice by Lessor to Lessee and only as to the units of Equipment specified in any such notice. Lessor may, but shall not be required to, sell Equipment at private or public sale, in bulk or in parcels, with or without notice, and without having the Equipment present at the place of sale. Lessor may also, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Equipment. Lessor may use Lessee's premises for a reasonable period of time for any or all of the purposes stated above without liability for rent, costs, damages or otherwise. The proceeds of sale, lease or other disposition, if any, shall be applied in the following order of priorities:
                  (i) to pay all of Lessor's costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of Equipment; then, (ii) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee under this Agreement; then (iii) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages; and then (iv) to Lessee, if there exists any surplus. Lessee shall immediately pay any deficiency in (i) and (ii) above.

         (c) The foregoing remedies are cumulative, and any or all thereof may be exercised instead of or in addition to each other or any remedies at law, in equity, or under statute. Lessee waives notice of sale or other disposition (and the time and place thereof), and the manner and place of any advertising. Lessee shall pay Lessor's actual attorney's fees incurred in connection with the enforcement, assertion, defense or preservation of Lessor's rights and remedies under this Agreement, or if prohibited by law, such lesser sum as may be permitted. Waiver of any default shall not be a waiver of any other or subsequent default.

         (d) Any default under the terms of this or any other agreement between Lessor and Lessee may be declared by Lessor a default under this and any such other agreement.

11. ASSIGNMENT: EXCEPT AS PERMITTED UNDER SECTION 1(D) OF THIS AGREEMENT, LESSEE SHALL NOT SELL, TRANSFER, ASSIGN, ENCUMBER OR SUBLET ANY EQUIPMENT OR THE INTEREST OF LESSEE IN THE EQUIPMENT WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR. Lessor may, without the consent of Lessee, assign this Agreement, any Schedule or the right to enter into a Schedule. Lessee agrees that if Lessee receives written notice of an assignment from Lessor, Lessee will pay all rent and all other amounts payable under any assigned Schedule to such assignee or as instructed by Lessor. Lessee also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor for any reason whatsoever.

12. NET LEASE: Lessee is unconditionally obligated to pay all rent and other amounts due for the entire lease term no matter what happens, even if the Equipment is damaged or destroyed, if it is defective or if Lessee no longer can use it. Lessee is not entitled to reduce or set-off against rent or other amounts due to Lessor or to anyone to whom Lessor assigns this Agreement or any Schedule whether Lessees claim arises out of this Agreement, any Schedule, any statement by Lessor, Lessors liability or any manufacturers liability, strict liability, negligence or otherwise.

13. INDEMNIFICATION:

         (a) Lessee hereby agrees to indemnify Lessor, its agents, employees, successors and assigns (on an after tax basis) from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses, of whatsoever kind and nature arising out of or relating to the Equipment or this Agreement, except to the extent the losses, damages, penalties, injuries, claims, actions, suits or expenses result from Lessors gross negligence or willful misconduct ("CLAIMS"). This indemnity shall include, but is not limited to, Lessor's strict liability in tort and Claims, arising out of (i) the selection, manufacture, purchase, acceptance or rejection of Equipment, the ownership of Equipment during the term of this Agreement, and the delivery, lease, possession, maintenance, uses, condition, return or operation of Equipment (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or environmental damage) or (ii) the condition of Equipment sold or disposed of after use by Lessee, any sublessee or employees of Lessee. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

         (b) All of Lessor's rights, privileges and indemnities contained in this Section 13 shall survive the expiration or other termination of this Agreement. The rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.


14. DISCLAIMER: LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE EQUIPMENT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT LEASED UNDER THIS AGREEMENT OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following: (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by any Equipment, any inadequacy thereof, any deficiency or defect (latent or otherwise) of the Equipment, or any other circumstance in connection with the Equipment; (ii) the use, operation or performance of any Equipment or any risks relating to it; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Equipment.

15. REPRESENTATIONS AND WARRANTIES OF LESSEE: Lessee makes each of the following representations and warranties to Lessor on the date hereof and on the date of execution of each Schedule:

         (a) Lessee has adequate power and capacity to enter into, and perform under, this Agreement and all related documents (together, the "DOCUMENTS"). Lessee is duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Equipment is or is to be located.

         (b) The Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws.

         (c) No approval, consent or withholding of objections is required from any governmental authority or entity with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.

         (d) The entry into and performance by Lessee of the Documents will not: (i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's Certificate of Incorporation or bylaws; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Agreement) to which Lessee is a party.

         (e) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which if decided against Lessee will have a material adverse effect on the ability of Lessee to fulfill its obligations under this Agreement.

         (f) The Equipment accepted under any Certificate of Acceptance is and will remain tangible personal property.

         (g) Each financial statement delivered to Lessor has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of the most recent financial statement, there has been no material adverse change.

         (h) Lessee's exact legal name is as set forth in the first sentence of this Agreement and Lessee is and will be at all times validly existing and in good standing under the laws of the State of its incorporation (specified in the first sentence of this Agreement).

         (i) The Equipment will at all times be used for commercial or business purposes.

         (j) Lessee is and will remain in full compliance with all laws and regulations applicable to it including, without limitation,
                  (i) ensuring that no person who owns a controlling interest in or otherwise controls Lessee is or shall be (Y) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (Z) a person designated under
                  Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (ii) compliance with all applicable Bank Secrecy Act ("BSA") laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

16. OWNERSHIP FOR TAX PURPOSES, GRANT OF SECURITY INTEREST; USURY SAVINGS:

         (a) For income tax purposes, the parties hereto agree that it is their mutual intention that Lessee shall be considered the owner of the Equipment. Accordingly, Lessor agrees (i) to treat Lessee as the owner of the Equipment on its federal income tax return, (ii) not to take actions or positions inconsistent with such treatment on or with respect to its federal income tax return, and (iii) not to claim any tax benefits available to an owner of the Equipment on or with respect to its federal income tax return. The foregoing undertakings by Lessor shall not be violated by Lessor's taking a tax position inconsistent with the foregoing sentence to the extent such a position is required by law or is taken through inadvertence so long as such inadvertent tax position is reversed by Lessor promptly upon its discovery. Lessor shall in no event be liable to Lessee if Lessee fails to secure any of the tax benefits available to the owner of the Equipment.

         (b) Lessee hereby grants to Lessor a first security interest in the Equipment, together with all additions, attachments, accessions, accessories and accessions thereto and any and all substitutions, replacements or exchanges therefor, and any and all insurance and/or other proceeds of the property in and against which a security interest is granted hereunder. This security interest is given to secure the payment and performance of all debts, obligations and liabilities of any kind whatsoever of Lessee to Lessor, now existing or arising in the future under this Agreement or any Schedules attached hereto, and any renewals, extensions and modifications of such debts, obligations and liabilities.

         (c) It is the intention of the parties hereto to comply with any applicable usury laws to the extent that any Schedule is determined to be subject to such laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in any Schedule or this Agreement, in no event shall any Schedule require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received under any Schedule or this Agreement, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under any Schedule or this Agreement shall exceed the maximum amount of interest permitted by applicable law, then in such event (i) the provisions of this paragraph shall govern and control, (ii) neither Lessee nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law,
                  (iii) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to Lessee, at the option of the Lessor, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under any Schedule or this Agreement which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Lessee or otherwise by Lessor in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for Lessor to receive a greater interest per annum rate than is presently allowed, the Lessee agrees that, on the effective date of such amendment or preemption, as the case may be, the lawful maximum hereunder shall be increased to the maximum interest per annum rate allowed by the amended state law or the law of the United States of America.


17. EARLY TERMINATION:

     INTENTIONALLY OMITTED



18. EARLY PURCHASE OPTION:

     INTENTIONALLY OMITTED


19. END OF LEASE PURCHASE OPTION: Lessee may, at lease expiration, purchase all (but not less than all) of the Equipment on any Schedule on an AS IS BASIS for cash equal to the amount indicated on such Schedule (the "OPTION PAYMENT"), plus all applicable sales taxes. The Option Payment, plus all applicable sales taxes, shall be due and payable in immediately available funds on the expiration date of such Schedule, provided that Lessee is not in default and that the Schedule or this Agreement has not already been terminated.

20. MISCELLANEOUS:

         (a) LESSEE AND LESSOR UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL

                  ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         (b) Any cancellation or termination by Lessor of this Agreement, any Schedule, supplement or amendment hereto, or the lease of any Equipment hereunder shall not release Lessee from any then outstanding obligations to Lessor hereunder. All Equipment shall at all times remain personal property even though it may be attached to real property. The Equipment shall not become part of any other property by reason of any installation in, or attachment to, other real or personal property.

         (c) Time is of the essence of this Agreement. Lessor's failure at any time to require strict performance by Lessee of any of the provisions hereof shall not waive or diminish Lessor's right at any other time to demand strict compliance with this Agreement. Lessee agrees, upon Lessor's request, to execute, or otherwise authenticate, any document, record or instrument necessary or expedient for filing, recording or perfecting the interest of Lessor or to carry out the intent of this Agreement. In addition, Lessee hereby authorizes Lessor to file a financing statement and amendments thereto describing the Equipment described in any and all Schedules now and hereafter executed pursuant hereto and adding any other Equipment described therein and containing any other information required by the applicable Uniform Commercial Code. Lessee irrevocably grants to Lessor the power to sign Lessee's name and generally to act on behalf of Lessee to execute and file financing statements and other documents pertaining to any or all of the Equipment. Lessee hereby ratifies its prior authorization for Lessor to file financing statements and amendments thereto describing the Equipment and containing any other information required by any applicable law (including without limitation the Uniform Commercial Code) if filed prior to the date hereof. All notices required to be given hereunder shall be deemed adequately given if sent by registered or certified mail to the addressee at its address stated herein, or at such other place as such addressee may have specified in writing. This Agreement and any Schedule and Annexes thereto constitute the entire agreement of the parties with respect to the subject matter hereof. NO VARIATION OR MODIFICATION OF THIS AGREEMENT OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE PARTIES HERETO.

         (d) If Lessee does not comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part. All reasonable amounts spent and obligations incurred or assumed by Lessor in effecting such compliance shall constitute additional rent due to Lessor. Lessee shall pay the additional rent within five days after the date Lessor sends notice to Lessee requesting payment. Lessor's effecting such compliance shall not be a waiver of Lessee's default.

         (e) Any rent or other amount not paid to Lessor when due shall bear interest, from the due date until paid, at the lesser of eighteen percent (18%) per annum or the maximum rate allowed by law. Any provisions in this Agreement and any Schedule that are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto. Notwithstanding anything to the contrary contained in this Agreement or any Schedule, in no event shall this Agreement or any Schedule require the payment or permit the collection of amounts in excess of the maximum permitted by applicable law.

         (f) Lessee hereby irrevocably authorizes Lessor to adjust the Capitalized Lessor's Cost up or down by no more than ten percent [10%] within each Schedule to account for equipment change orders, equipment returns, invoicing errors, and similar matters. Lessee acknowledges and agrees that the rent shall be adjusted as a result of the change in the Capitalized Lessor's Cost. Lessor shall send Lessee a written notice stating the final Capitalized Lessor's Cost, if it has changed.

         (g) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CONNECTICUT (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT.

         (h) Any cancellation or termination by Lessor, pursuant to the provisions of this Agreement, any Schedule, supplement or amendment hereto, of the lease of any Equipment hereunder, shall not release Lessee from any then outstanding obligations to Lessor hereunder.

         (i) To the extent that any Schedule would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest therein may be created through the transfer or possession of this Agreement in and of itself without the transfer or possession of the original of a Schedule executed pursuant to this Agreement and incorporating this Agreement by reference; and no security interest in this Agreement and a Schedule may be created by the transfer or possession of any counterpart of the Schedule other than the original thereof, which shall be identified as the document marked Original and all other counterparts shall be marked Duplicate.

         (j) Each party hereto agrees to keep confidential, the terms and provisions of the Documents and the transactions contemplated hereby and thereby (collectively, the "TRANSACTIONs"). Notwithstanding the foregoing, the obligations of confidentiality contained herein, as they relate to the Transactions, shall not apply to the federal tax structure or federal tax treatment of the Transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transactions. The preceding sentence is intended to cause each Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transactions or any federal tax matter or federal tax idea related to the Transactions.

         (k) It is understood and agreed that Lessee, being a publicly held company, is obligated to make public disclosure of material events and if in the judgment of Lessee's securities counsel such disclosure must be made with respect to this Agreement or related Documents, then Lessee shall not be prohibited from making such disclosure, anything else in this Agreement or related Documents to the contrary notwithstanding.

IN WITNESS WHEREOF, Lessee and Lessor have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


LESSOR:                                        LESSEE:
GENERAL ELECTRIC CAPITAL CORPORATION           PHOTOMEDEX, INC.

By:  /s/ John Edel                             By:   /s/ Dennis McGrath
   ---------------------------------               -----------------------------

Name:    John Edel                             Name:  Dennis McGrath
      ------------------------------                ----------------------------

Title:   Executive Vice President              Title:  Chief Financial Officer
       -----------------------------                 ---------------------------

                                    EXHIBIT A

TO MASTER LEASE AGREEMENT DATED AS OF JUNE 25, 2004 BETWEEN GENERAL ELECTRIC CAPITAL CORPORATION AND PHOTOMEDEX, INC.

                             GE CAPITAL CORPORATION
LIFE SCIENCE FINANCE



                                                                   APRIL 5, 2004


CONFIDENTIAL LOAN PROPOSAL FOR

--------------------------------------------------------------------------------

PhotoMedex, Inc.

--------------------------------------------------------------------------------






SUBMITTED BY: PAUL REISS

Dennis McGrath
PhotoMedex, Inc.
147 Keystone Drive
Montgomeryville, PA 18936

Dear Dennis,

GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL") HAS REVIEWED THE INFORMATION PROVIDED BY YOU IN CONNECTION WITH THE REQUESTED FINANCING FOR PHOTOMEDEX, INC. (REFERRED TO AS "PHOTOMEDEX" OR THE "COMPANY"). BASED ON THE REVIEW TO DATE AND SUBJECT TO THE TIMELY RECEIPT OF A SIGNED COPY OF THIS PROPOSAL LETTER AS INDICATED BELOW, GE CAPITAL IS PLEASED TO CONSIDER ARRANGING AND PROVIDING A $2.5 MILLION FINANCING (THE "FINANCING") AS OUTLINED IN THE ATTACHED TERM SHEET INCORPORATED HEREIN BY REFERENCE, SUBJECT TO THE GENERAL TERMS AND CONDITIONS IN THIS PROPOSAL LETTER AND THE TERM SHEET.

GE Capital is one of the largest and most diversified financial services companies in the world with assets exceeding $300 billion and operations in over 45 countries. We have been actively providing equipment financing for Life Science companies for over a decade. It is our privilege to be a financial partner to hundreds of Life Science companies.

THIS PROPOSAL LETTER, INCLUDING THE ATTACHED TERM SHEET, IS BEING PROVIDED TO THE COMPANY ON A CONFIDENTIAL BASIS AND IS MERELY AN INDICATION OF INTEREST REGARDING THE FINANCING TRANSACTION ON THE GENERAL TERMS AND CONDITIONS OUTLINED HEREIN AND SHOULD NOT BE CONSTRUED AS A COMMITMENT. GE CAPITAL MAY CHANGE THE TERMS OF THIS PROPOSAL OR CEASE FUTURE CONSIDERATION OF THE FINANCING AT ANY TIME WITHOUT LIABILITY TO GE CAPITAL. The attached Term Sheet does not purport to summarize all of the terms and conditions which the overall facilities are to be based, which terms and conditions would be contained fully in final documentation, and indicates only the principal term and conditions under which the overall financing will be considered.

Company agrees not to utilize this proposal to solicit other offers or to modify, renegotiate or otherwise improve the terms and conditions of any other offer heretofore or hereafter received by the Company. Notwithstanding the foregoing, there is no restriction (either express or implied) on any disclosure or dissemination of the United States federal income tax structure or aspects of the transactions contemplated by this proposal or the any documents executed pursuant hereto. Further, each party hereto acknowledges that it has no proprietary rights to any United States federal income tax elements of this proposal or the structure contemplated hereby. In addition, none of such persons shall, except as required by law, use the name of, or refer to GE Capital, in any correspondence, discussions, advertisement, press release or disclosure made in connection with the financing without the prior written consent of GE Capital.

We thank you for your consideration and look forward to working with you towards completing this transaction.

                                   TERM SHEET

   Lessor: General Electric Capital Corporation its affiliates or its assignee ("GE Capital")

   Lessee:                          PhotoMedex, Inc.

   Credit Facility:                 Master Lease Line of Credit

   Equipment:                       XTRAC and SIS Laser Units

   Line Amount:                     $2,500,000.00

   Initial Draw:                    To Be Determined

   Term:                            36 months

   Securitization Fee:              $50,000.00 (Equivalent to 2% of transaction
                                    amount)

   Warrants:                        5% of each Draw, to be granted at the time
                                    of each Draw.

   Purchase Option: Provided all monies due and payable Lessor or its assigns have been received, lessee may purchase the equipment for One US Dollar ($1 .00US), return the equipment to Lessor or continue leasing. Each equipment schedule purchased or renewed must be done so on an all or nothing basis.

   Equipment:                       The "Equipment" shall consist of New and
                                    Used XTRAC Laser Equipment, and any other equipment approved by Lessor. The Company shall install the Equipment within in a location disclosed to and approved by the Lessor within the Continental United States.
                                    A detailed list of the Equipment is to be provided by Lessee, in electronic format if possible, together with original vendor invoices, and, if applicable, cancelled checks or other proof of payment.

                                    The "Equipment Advance" on new equipment shall be 100% of Equipment Cost.

   Rate: The Lease Rate of Interest shall (i) accrue on the principal amount outstanding from time to time, calculated on the basis of a 360 day year comprised of 12 thirty day months, (ii) be payable monthly in advance, and (iii) be based on 522 basis points over the yield for the U.S. Treasury Note maturing closest to the date which is 3 years from the Commencement Date of each Note as reported in the Federal Reserve Statistical Release H 15 (the "Index Instrument"). Assuming that a Note has a Commencement Date as of February 2, 2004, the rate of the applicable Index Instrument would be 2.36%. To that Index Instrument rate, 522 basis points would be added, resulting in a stream rate of 7.58%, which translates to a Lease rate factor of 3.114410%.

   Collateral:                      Lessee's lease shall be collateralized by
                                    a specific lien on all equipment funded
                                    with the proceeds of each lease, including the equipment; AIR associated with the equipment; Assignment of related contracts.

   Assignment
   Notification:                    Notification would be made to the users of
                                    the equipment

   Financial Reporting:             Monthly Financial Statements, Monthly
                                    listing of contracts, Access to lockbox

   Payment Terms:                   Lessee shall make equal monthly installments
                                    of principal and interest, calculated under the assumption that all payments shall be made as and when due, of which the first payment on each lease schedule shall be due in advance, and the final payment shall additionally include any accrued and unpaid interest and other charges then outstanding.
                                    Lessee will also pay 7.75% of each draw
                                    amount for each draw that is made along with the first payment under each Lease Schedule.

   Takedown Period: The Lease Line of Credit will be available until the line is fully drawn subject to Lessor `s mandatory credit review process every 90-days, wherein the line of credit is reviewed for extension at Lessor's sole discretion and subject to other conditions as Lessor may require. No individual lease schedule shall be less than $50,000 per Draw.

   Type of Lease:                   The lease would be a triple net lease,
                                    whereby the Lessee would be responsible for all expenses related directly or indirectly to the transaction, including, but not limited to, maintenance, taxes (other than the taxes imposed on the net income of the Lessor), insurance coverage, etc. The Lessee would be responsible for certain indemnifications including, but not limited to, indemnifications against all hazards, liabilities, damages and risks of loss.

   Audit and Costs:                 Initial and yearly thereafter audit
                                    anticipated to require 1 person 3 to 4 days at $750 per day

   Final Deposit:                   A Final Deposit of the Securitization Fee is
                                    required upon acceptance of this letter.
                                    Should Lessor approve this transaction, this fee shall be applied thereto. The
                                    Securitization Fee will be returned to the Lessee, less reasonable due diligence expenses to be capped at $5,000.00, promptly should Lessor decline to approve this transaction. The fee will be forfeited, however, should the Lessee decline to close on this transaction after Lessor has granted its approval for

                          GENERAL TERMS AND CONDITIONS

OUR PROPOSAL CONTAINS THE FOLLOWING PROVISIONS AND THE LOAN PAYMENTS WE PROPOSE ARE SPECIFICALLY BASED UPON THESE PROVISIONS AND OUR ASSUMPTIONS.

1. MAINTENANCE AND INSURANCE: All maintenance and insurance (fire and theft, extended coverage and liability) are the responsibility of the Company. Company will be responsible for maintaining in force, all risk damage, and liability insurance in amounts and coverages satisfactory to GE Capital.

2. DOCUMENTATION: GE Capital's current standard loan documentation for this type of collateralized loan will be used.

3. INDEXING: The interest rate will adjust at the time of takedowns to reflect any changes in lender's cost of funds.

4. TRANSACTION COSTS: By execution and return of this proposal letter, the Company will be responsible for (i) all of its closing costs, (ii) all out of pocket fees and expenses incurred by GE Capital in connection with the Financing under consideration including, without limitation, actual out-of-pocket expenses associated with engagement of outside counsel, UCC searches and filings costs, inspection and appraisal fees and similar costs (iii) the Company will indemnify and hold harmless GE Capital and its affiliates, officers, directors, employees and agents (each an "Indemnified Person") against all claims, costs, damages, liabilities and expenses (each a "Claim") which may be incurred by or asserted against any of them in connection with this letter, the Financing, or the matters contemplated in this proposal letter, and will reimburse each Indemnified Person, upon demand, for any legal or other expenses incurred in connection with investigating, defending or participating in any Claim, or any action proceeding relating to such Claim, and (iv) the Company waves any right to a jury trial in any action or proceeding brought against GE Capital.

5. ELECTRONIC PAYMENT SYSTEM: GE Capital's standard payment collection method is through an electronic payment system. An enrollment form will be provided with Loan documentation.

6. CONFIDENTIALITY: This proposal letter is being provided to the Company on a confidential basis. Except as required by law, this proposal nor its contents may be disclosed, except to individuals who are the Company's officers, employees or advisors who have a need to know of such matters and then only on the condition that such matters remain confidential. In addition, none of such persons shall, except as required by law, use the name of, or refer to GE Capital, in any correspondence, discussions, advertisement, press release or disclosure made in connection with the Financing without the prior written consent of GE Capital.

THIS PROPOSAL EXPRESSES GE CAPITAL'S WILLINGNESS TO SEEK INTERNAL APPROVAL FOR THE TRANSACTION CONTEMPLATED HEREIN. BY SIGNING AND RETURNING THIS LETTER BOTH PARTIES ACKNOWLEDGE THAT: THE ABOVE PROPOSED TERMS AND CONDITIONS DO NOT CONSTITUTE A COMMITMENT BY GE CAPITAL, (II) GE CAPITAL'S SENIOR MANAGEMENT MAY SEEK CHANGES TO THE ABOVE TERMS AND CONDITIONS, AND (III) GE CAPITAL MAY DECLINE FURTHER CONSIDERATION OF THIS TRANSACTION AT ANY POINT IN THE APPROVAL PROCESS. If a commitment were to be given it would be subject to and preceded by a completion of a legal and business due diligence, as well as collateral and credit review and analysis, all with results satisfactory to GE Capital and the closing of any financing would be conditioned upon the prior execution and delivery of final legal documentation and all conditions precedent acceptable to GE Capital and its counsel and no material adverse change in the business condition or prospects of the Company.

I would appreciate the opportunity to discuss this proposal with you at your earliest convenience. Please do not hesitate to contact me at (770) 999-4983 if you have any questions or if I can be of any further assistance to you.

Sincerely,


/ s / Paul Reiss


Paul Reiss
Vice President


PROPOSAL ACCEPTED BY:

PhotoMedex, Inc.

Name:    / s / Dennis McGrath
         ---------------------------

Title:   CFO
         ---------------------------

Date:    April 7, 2004
         ---------------------------

Federal Tax ID#: 59-2058100

Email Address: dmcgrath@photomedex.com